EXHIBIT 99.1



Report of Independent Certified Public Accountants


To the Board of Directors
Charter FSB Bancorp, Inc.

     We have audited the accompanying consolidated statements (not presented) of financial condition of Charter FSB Bancorp, Inc. and subsidiary as of September 30, 1994 and 1993, and the related consolidated statements (not presented) of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements (not presented) referred to above present fairly, in all material respects, the financial position of Charter FSB Bancorp, Inc. and subsidiary at September 30, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



Woodbridge, NJ
November 23, 1994             /s/ BDO Seidman, LLP